UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2015

VIRTUSA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33625	04-3512883
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

2000 West Park Drive Westborough, Massachusetts	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 389-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 28, 2015, Virtusa Corporation (the “Company”) acquired the business of Agora Group, Inc., an IT consulting organization headquartered in Atlanta, Georgia, USA and its Indian affiliate (collectively, “Agora”), focused on implementing and integrating business process management (BPM) solutions on leading BPM suites. Agora employs approximately 60 experienced practitioners with deep knowledge in BPM-related solutions.

Under the terms of the asset purchase agreement by and among the Company, Agora Group, Inc. and the sole stockholder of the Agora Group, Inc., the Company acquired Agora’s business for approximately $7.5 million in cash (net of working capital adjustments). The Company has also agreed to issue an aggregate of up to $2.89 million in restricted stock awards from the Company’s stock option and incentive plan, not to exceed 77,067 shares, to certain Agora employees. The restricted stock awards will vest annually over a four year period.

From the purchase price, the Company deposited approximately $0.9 million into escrow for a period of 12 months as security for the Agora Group’s and the sole stockholder’s indemnification obligations under the asset purchase agreement. The Company, the Agora Group and sole stockholder made customary representations, warranties and covenants in the asset purchase agreement. The asset purchase agreement also contains non-solicitation and non-competition provisions pursuant to which the Agora Group and the sole stockholder agreed not to solicit any employee or affiliate or client of the Company and to not engage in any competitive business or activities, in each case, for a period of three years after the date of closing of the transaction.

The foregoing description of the asset purchase agreement and the transactions contemplated therein is qualified in its entirety by reference to the full text of the asset purchase agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2015.

Item 2.02.   Results of Operations and Financial Condition

On July 28, 2015, the Company announced its financial results for the first quarter ended June 30, 2015. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 27, 2015, the Company purchased multiple foreign currency forward contracts designed to hedge fluctuation in the Indian rupee against the U.S. dollar and U.K. pound sterling. The U.S dollar contracts have an aggregate notional amount of approximately 963,543,000 Indian rupees (approximately $13,819,000) and have an average settlement rate of 69.96 Indian rupees. The U.K. pound sterling contracts have an aggregate notional amount of approximately 657,177,000 Indian rupees (approximately £6,058,000) and have an average settlement rate of 108.57 Indian rupees. These contracts will expire at various dates during the 36 month period ending on June 30, 2018. The Company will be obligated to settle these contracts based upon the Reserve Bank of India published Indian rupee exchange rates. Based on the U.S. dollar to U.K. pound sterling spot rate on July 27, 2015 of $1.55, the blended weighted average Indian rupee rate associated with both the U.S. dollar and U.K. pound sterling contracts would be approximately 69.83 Indian rupees per U.S. dollar.

Item 9.01.   Financial Statements and Exhibits

(d)    Exhibits

The following exhibit relating to Item 2.02 shall be deemed to be furnished, and not filed:

99.1**          Press Release issued by Virtusa Corporation on July 28, 2015.

**Furnished herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virtusa Corporation

Date: July 28, 2015	By:	/s/ Ranjan Kalia
Ranjan Kalia
Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1**	Press Release issued by Virtusa Corporation on July 28, 2015

**Furnished herewith